EXHIBIT 10.53

MORGAN STANLEY

Certificate of Amendment for Certain Fiscal [    ] Annual Discretionary Retention

Awards of Stock Units and Stock Options

This Certificate of Amendment sets forth amendments to certain Discretionary Retention Awards of stock units and stock options that have been awarded under Morgan Stanley equity compensation plans.1 Morgan Stanley has made these amendments pursuant to its authority to amend outstanding awards under the relevant plans. The amendments fall into two categories.

•

Certain of the amendments are intended to ensure that your awards comply with the requirements of Section 409A of the Internal Revenue Code relating to the taxation of deferred compensation. Stock units under Morgan Stanley equity compensation plans are generally considered deferred compensation for purposes of Section 409A, and stock options could be considered deferred compensation if they did not meet the requirements of Section 409A. If your awards did not comply with Section 409A, you could be required to recognize income before your stock units convert to shares of Morgan Stanley common stock or before you exercise your stock options, and you could incur interest and additional taxes.

•	Morgan Stanley has introduced certain other amendments to outstanding awards of stock units and stock options that provide enhanced benefits to you upon certain terminations of employment.

This Certificate of Amendment applies to awards for the fiscal year ended November 30, [    ] (“Fiscal Year [    ]”).

This Certificate of Amendment applies only to your Fiscal Year [    ] award. You may have other Morgan Stanley equity awards. You will receive a separate certificate of amendment setting forth the Section 409A amendments applicable to such other awards.

I.	TERMS OF STOCK OPTIONS

The section of your Fiscal Year [    ] Award Certificate entitled “Special Provision for Executive Officers” is deleted in its entirety.2

[1]

For certain years or certain participants, awards may consist exclusively of stock units or stock options. In such cases, only the provisions of this form of Award Certificate that relate to the type of award granted will be included.

[2]	Does not apply for certain years or certain participants.

II.	TERMS OF STOCK UNITS

A.	Accelerated conversion

A new subsection (c) is added to the section of your Fiscal Year [    ] Award Certificate entitled “Vesting schedule and conversion” as follows.

“(c) Accelerated conversion. Morgan Stanley shall have no right to accelerate the conversion of any of your stock units, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes before your units convert to shares of Morgan Stanley common stock or your incurring additional tax or interest under Section 409A. If any stock units are converted to shares of Morgan Stanley common stock prior to the Scheduled Conversion Date pursuant to this subsection (c), these shares may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by Morgan Stanley. [The shares delivered upon conversion of stock units pursuant to Section 2(b) will not be subject to any transfer restrictions, other than those that may arise under the securities laws or the Firm’s policies, or to cancellation under the circumstances set forth in Section 15(c) [which, as renumbered, is the section of your Covered Award Certificates entitled “Cancellation of awards under certain circumstances”]]3”

B.	Special Provision for certain employees

The section of your Fiscal Year [    ] Award Certificate entitled “Special provisions for certain employees” is amended in its entirety to read as follows.

“Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, the conversion of your vested stock units into Morgan Stanley common stock will be deferred if, at the time scheduled for conversion (whether on the Scheduled Conversion Date or some other time), Morgan Stanley considers you to be one of its executive officers and your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code. This deferral will continue until your Separation from Service, and your vested stock units will convert to Morgan Stanley common stock upon your Separation from Service.”

C.	Dividend equivalent payments

The second paragraph of the section of your Fiscal Year [    ] Award Certificate entitled “Dividend equivalent payments” is amended in its entirety to read as follows.

[3]	Bracketed text does not apply for certain years or certain participants.

“Morgan Stanley will decide on the form of payment and may pay dividend equivalents in shares of Morgan Stanley common stock, in cash or in a combination thereof. Morgan Stanley will pay the dividend equivalent when it pays the corresponding dividend on its common stock. Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.”

D.	Specified Employees

A new section entitled “Specified Employees” is inserted into your Fiscal Year [    ] Award Certificate. The new section is inserted following the section entitled “Change in Control and Change in Ownership” and reads in its entirety as follows:

“Specified Employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, the conversion of any of your stock units that otherwise would convert upon your Separation from Service (including, without limitation, stock units whose conversion was deferred due to Section 162(m) of the Internal Revenue Code, as provided in [the section of the Award Certificate entitled “Special provisions for certain employees”]) will be delayed for six months after your Separation from Service, and such stock units will convert to Morgan Stanley common stock on the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in [paragraph (b) of the section of your Award Certificate entitled “Governmental Service”] occurs at any time after the Date of the Award, payment will be made in accordance with [the sections of your Award Certificate entitled “Death during Employment”, “Death after termination of Employment” or “Governmental Service”], as applicable.”

III.	GENERAL TERMS OF STOCK UNITS AND STOCK OPTIONS

A.	Death during Employment

The first paragraph of subsection (a) of the section of your Fiscal Year [    ] Award Certificate entitled “Death, Disability and Full Career Retirement” is amended in its entirety to read as follows.

“(a) Death during Employment. If your Employment terminates due to death, all of your unvested stock units and unvested stock options will vest on the date of your death. Your stock units will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to [the section of your Award Certificate entitled “Designation of a beneficiary”] upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death. Your stock options will remain outstanding until the Expiration Date, and your beneficiary or the legal representative of your estate, as applicable, may exercise them until the Expiration Date.”

B.	Death after termination of Employment

The first paragraph of subsection (b) of the section of your Fiscal Year [    ] Award Certificate entitled “Death, Disability and Full Career Retirement” is amended in its entirety to read as follows.

“(b) Death after termination of Employment. If you die after the termination of your Employment any vested stock units that you held at the time of your death will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to [the section of your Award Certificate entitled “Designation of a beneficiary”] or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death. Any unvested stock options that you held at the time of your death will vest on the date of your death, and your beneficiary or the legal representative of your estate, as applicable, may exercise such vested stock options (and any of your stock options that were vested as of your termination date) after your death to the extent and for the period of time that you would have been permitted to exercise your stock options at the time of your death.”

C.	Governmental Service

A new section entitled “Governmental Service” is inserted into your Fiscal Year [    ] Award Certificate. The new section is inserted between the sections entitled “Involuntary termination by the Firm” and “Change in Control and Change in Ownership” and reads in its entirety as follows:

“(a) General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in [the section of your Award Certificate entitled “Cancellation of awards under certain circumstances”] then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to subsection (c) of this Section entitled “Governmental Service”, all of your unvested stock units and stock options will vest on the date of your Governmental Service Termination. Your vested stock units will convert to shares of Morgan Stanley common stock on the date of your Governmental Service Termination. The transfer restrictions set forth in this Award Certificate will no longer apply to your Option Shares,4 and your stock options will expire on

[4]	Referred to as “Net Option Shares” in awards for certain years or certain participants.

the date otherwise provided for in [the section of your Award Certificate entitled “Expiration date”] or [the section of your Award Certificate entitled “Death, Disability and Full Career Retirement”], as applicable; provided, however, that Morgan Stanley will cancel any of your stock options at an earlier date upon your written request.

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment. If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to subsection (c) of this Section entitled “Governmental Service”, all of your outstanding vested stock units will convert to shares of Morgan Stanley common stock, and the transfer restrictions set forth in this Award Certificate will no longer apply to your Option Shares, upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflict of interests law applicable to you at such Governmental Employer.

(c) Repayment obligation. If you engage in any activity constituting a cancellation event set forth in [the section of your Award Certificate entitled “Cancellation of awards under certain circumstances”] within the applicable period of time that would have resulted in cancellation of all or a portion of your stock units (had they not converted to shares pursuant to subsections (a) and (b) above), stock options or Option Shares, you will be required to pay to Morgan Stanley an amount equal to (i) the number of stock units that would have been canceled upon the occurrence of such cancellation event, multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your stock units converted to shares of Morgan Stanley common stock plus (ii) the difference between the fair market value of the shares issued upon exercise of any such options (determined as of the date of exercise using a methodology approved by the Firm) and the aggregate exercise price of such options, plus (iii) interest on the amounts described in (i) and (ii) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion or exercise, as applicable, through the date preceding the payment date.”

D.	Change in Control and Change in Ownership

The sentence in the section of your Fiscal Year [    ] Award Certificate entitled “Change in Control and Change in Ownership” that states that your stock units will convert to shares of Morgan Stanley common stock as soon as practicable after a Change in Ownership is amended in its entirety to read as follows.

“Your stock units will convert to shares of Morgan Stanley common stock upon a Change in Ownership.”

E.	Satisfaction of obligations

Subsection (a) of the section of your Fiscal Year [    ] Award Certificate entitled “Satisfaction of obligations” is amended in its entirety to read as follows.

“Upon exercise of stock options, Morgan Stanley may withhold a number of shares sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. Morgan Stanley may not withhold shares upon conversion of stock units, and may not withhold the payment of dividend equivalents on your stock units or subject dividend equivalents to deferral, to satisfy obligations that you owe to the Firm except (i) to the extent authorized under [the sections of your Award Certificate entitled “Dividend equivalent payments” and “Tax and other withholding obligations”], relating to tax and other withholding obligations or, otherwise, (ii) to the extent such withholding is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes prior to the time of conversion of your stock units or to incur interest or additional tax under Section 409A.”

In addition, subsection (c) of such section (but not the text following subsection [ ], which text begins “Morgan Stanley’s determination of the amount …”) is deleted.

F.	Ownership and possession[5]

The last sentence of subsection (a) of the section of your Fiscal Year [    ] Award Certificate entitled “Ownership and possession” is deleted.

G.	Rule of construction for timing of conversion

A new section entitled “Rule of construction for timing of conversion” is inserted following the section entitled “Governing law.” The new section reads in its entirety as follows.

“Whenever this Award Certificate provides for your stock units to convert to shares on the Scheduled Conversion Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in payment, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which occurs the applicable Scheduled Conversion Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date.”

[5]	Does not apply for certain years or certain participants.

H.	Defined terms

1.	Change in Ownership[6]

For purposes of the stock units included in your Covered Awards, a new definition of “Change in Ownership” is inserted as follows. The original definition of “Change in Ownership” set forth in your Covered Award Certificates continues to apply for purposes of the stock options included in such awards.

“A “Change in Ownership” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (i) any employee plan established by Morgan Stanley or any of its Subsidiaries, (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing more than 50% of either the total fair market value or total voting power of the stock of Morgan Stanley;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements, provided that immediately following such merger or consolidation

[6]	Does not apply for certain years or certain participants.

the stockholders of the other corporation or other entity own securities representing more than 50% of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, securities representing more than 50% of the total voting power of the stock of such surviving entity), but not counting for purposes thereof any shares of Morgan Stanley stock that such stockholders owned immediately prior to such merger or consolidation (or if Morgan Stanley is not the surviving entity of such merger or consolidation, not counting any securities of the surviving entity into which any shares of Morgan Stanley stock that such stockholders owned immediately prior to such merger or consolidation are converted); and provided, further, that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing more than 50% of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Ownership; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (i) no Change in Ownership shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (ii) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Ownership unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Ownership shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Ownership shall be as defined or interpreted pursuant to Section 409A.”

2.	Governmental Employer

A new definition of “Governmental Employer” is inserted into your Fiscal Year [    ] Award Certificate as follows, in the appropriate alphabetical order.

““Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.”

3.	Governmental Service Termination

A new definition of “Governmental Service Termination” is inserted into your Fiscal Year [    ] Award Certificate as follows, in the appropriate alphabetical order.

““Governmental Service Termination” means the termination of your Employment in connection with your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.”

4.	Scheduled Conversion Date

The words “as soon thereafter as administratively practicable” or similar expressions, are deleted from the definition of “Scheduled Conversion Date.”

5.	Separation from Service

A new definition of “Separation from Service” is inserted into your Fiscal Year [    ] Award Certificate as follows, in the appropriate alphabetical order.

““Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).”

IV.	MISCELLANEOUS PROVISIONS

The modifications set forth in this Certificate of Amendment may result in renumbering of certain sections of your Fiscal Year [    ] Award Certificate, as described above. Cross-references in your Fiscal Year [    ] Award Certificate shall be understood to be updated to reflect such renumbering.

Except as modified herein, your Fiscal Year [    ] award is not modified by this Certificate of Amendment and shall continue to be governed in accordance with their terms.

Section 409A was adopted on October 3, 2004. Since that date, Morgan Stanley has administered its equity compensation plans and awards thereunder in good faith compliance with the statutory text and the applicable guidance issued from time to time by the Treasury Department and the Internal Revenue Service. All amendments set forth in this Certificate of Amendment have or will become effective on or before January 1, 2009.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Amendment to your Award Certificate(s) as of January 1, 2009.

MORGAN STANLEY

/s/ Thomas Nides
Thomas Nides
Chief Administrative Officer